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                                                                Exhibit 5

                                            June 16, 1997

CCPR Services, Inc.
Cellular Communications of Puerto Rico, Inc.
110 East 59th Street, 16th Floor
New York, New York 10022

Re:     CCPR Services, Inc.
        Registration Statement on Form S-4
        ----------------------------------

Ladies and Gentlemen:

        I am Senior Vice President-General Counsel of Cellular Communications of Puerto Rico, Inc. ("CCPR") and CCPR Services, Inc. ("Services"), which are Delaware corporations (and which are collectively referred to in this opinion as the "Companies"), and as such I have acted as counsel in connection with a public offering (the "Exchange Offer") by Services of up to $200,000,000 aggregate principal amount at maturity of Services' 10% Senior Subordinated Notes Due 2007 (the "New Notes") which are fully and unconditionally guaranteed by CCPR (the "Guarantee") and are to be issued pursuant to the Indenture dated as of January 31, 1997 among Services, CCPR, as Guarantor, and The Chase Manhattan Bank, as Trustee (the "Indenture"), in exchange for a like principal amount at maturity of Services' issued and outstanding 10% Senior Notes Due 2007 (the "Old Notes").

        This opinion is delivered in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-4 (File No. 333-26055) as filed with the Securities and Exchange Commission (the "Commission") on April 29, 1997 under the Act and Amendment No. 1 with which this opinion is being filed (such Registration Statement, as so amended, being hereafter referred to as the "Registration Statement"); (b) the Indenture (including the Guarantee set forth therein), filed as an exhibit to the Registration Statement; (c) the form of the New Notes set forth as A-1 to the Indenture; (d) certain resolutions of the Board of Directors of CCPR and Services and the Pricing Committee of the Board of Directors of Services, in each case relating to the issuance of the Old Notes and the exchange of the Old Notes for the New Notes and related matters; (e) the Restated Certificates of Incorporation of CCPR and Services, as presently in effect; and (f) the Restated By-Laws of CCPR and Services, as presently in effect. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of CCPR and Services and such agreements, certificates of public officials, certificates of officers or other representatives of CCPR and Services and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
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        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than CCPR and Services, I have assumed that such parties had the power, corporate and other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Companies and others.

        I am admitted to the bar in the State of New York, and I express no opinion as to the laws of any other jurisdiction other than the corporate law of the State of Delaware.

        Based upon and subject to the foregoing, I am of the opinion that when
(i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) the New Notes, upon consummation of the Exchange Offer as described in the Registration Statement, have been duly executed and authenticated in accordance with the terms of the Indenture; and (iii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor as contemplated by the Registration Statement,
(a) the New Notes issuable upon consummation of the Exchange Offer will constitute valid and binding obligations of Services entitled to the benefits of the Indenture and enforceable against Services in accordance with their terms and (b) the Guarantee will constitute a valid and binding obligation of CCPR enforceable against CCPR in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                          Very truly yours,

                                                          /s/ Richard J. Lubasch
                                                          ----------------------
                                                          Richard J. Lubasch
                                                          Senior Vice President-
                                                          General Counsel